Exhibit 99.1

For Immediate Release	Contact: Sarah Murdoch
Puncheon PR
(503) 735-5943
sarah@oregonwinepr.com

Willamette Valley Vineyards Announces Intention to Separate President and Chief Executive Officer Roles

The Oregon winery begins 2025 with a search for a candidate to serve as its Chief Executive Officer with founder Jim Bernau, continuing to serve as President

Salem Hills, Ore., Jan. 3, 2025 —Willamette Valley Vineyards (NASDAQ: WVVI, WVVIP) is pleased to announce that the company has decided to commence a search to bring in additional top leadership into the winery organization by separating the roles of President and Chief Executive Officer (CEO).

“The wine market is changing rapidly and I believe we need the additional horsepower of a new CEO and more field sales staff,” said Jim Bernau, the company’s founder, President, and current CEO.

“I will not be stepping away from the company as I intend to remain as President and Chair of the Board of Directors once we hire a new CEO, but I believe having the leadership of the company held by two separate persons will help invigorate our brand with distributors, retailers and restaurants across the nation and help establish new markets across the world,” said Bernau.

The search for a CEO is part of Bernau’s succession plan, and it depends on future conditions and performance. The winery also intends to fill openings for key account leads to support the winery’s sales worldwide.

“After more than forty years at Willamette and at 71 years of age, I need to share the rigorous market travel required,” Bernau explained.

Since Bernau founded the winery in 1983, it has grown to over 260,000 cases in annual production and from 15 acres of vines in the Salem Hills of Oregon to over 1,000 acres of estate vineyards. The company employs over 350 dedicated craftspeople, wine professionals and hospitality staff, including over 40 managers who oversee 10 tasting room locations, sales, production and vineyard care. Willamette’s 10 tasting rooms are in Oregon, Southwest Washington and Folsom, California.

Bernau’s unique vision of organizing wine enthusiasts as owners resulted in the first “crowdfunding” in America in 1989, resulting years later in a fabric of state and federal laws allowing entrepreneurs to raise capital publicly from non-accredited investors. The winery now has over 26,000 wine enthusiast owners and 11,000 wine club members.

Interested parties in the CEO position may send resumes to Vice President of Human Resources Brittany Galego at brittany.galego@wvv.com. Photos for media use can be found here.

About Willamette Valley Vineyards

Founded in 1983 by President Jim Bernau with the dream of creating world-class Pinot Noir while serving as stewards of the land, Willamette Valley Vineyards has grown from a bold idea into one of the region’s leading wineries, earning the title “One of America’s Great Pinot Noir Producers” from Wine Enthusiast Magazine. In addition, all the vineyards have been certified sustainable through LIVE (Low Input Viticulture and Enology) and Salmon-Safe programs. With 1,000 acres under vine, Willamette farms its Estate winery in the Salem Hills, sparkling winery Domaine Willamette in the Dundee Hills, pioneering Tualatin Estate Vineyard near Forest Grove and Elton Vineyard in the Eola-Amity Hills. The winery has expanded recently to include 10 tasting rooms in Oregon, Washington and California – growth made possible by the stock ownership of many wine enthusiasts.

The preceding contains “forward looking statements” within the meaning of federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward looking statements” involve unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. These statements are based on the Company’s management’s estimates and assumptions with respect to future events. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.